For Immediate Release:
November 5, 2004

Metrocall Contact:
Brett Mankey
(703) 660-6677x6231

Department of Justice Closes Investigation of Metrocall/Arch Merger

     Alexandria, VA, Friday, November 5, 2004 – Metrocall Holdings, Inc. (NASDAQ: MTOH) today announced that it has been advised by the Anti-Trust Division of the United States Department of Justice that its investigation of the pending Metrocall/Arch merger has been closed. As a result, the related condition in the merger agreement has been satisfied. The merger continues to be subject to additional conditions, including the review and consent of the Federal Communications Commission and shareholder approval of both companies, both of which are pending, and the absence of appraisal demands by Metrocall shareholders exceeding 8% of the Metrocall common stock on a fully diluted basis, which, as previously announced, is not currently satisfied and may require waiver by the boards of directors of both companies.

     In addition, Metrocall also announced that the final tally for Metrocall shareholders electing cash in the cash election in the merger is 4,719,321 shares out of a total of 5,857,670 fully-diluted shares of Metrocall common stock eligible for election. In addition, one Metrocall shareholder that had asserted its appraisal rights gave notice to Metrocall prior to the 5:00 p.m. cash election deadline that it was revoking its appraisal exercise. After giving effect to that revocation, approximately 9.1% of the fully-diluted shares of Metrocall common stock have asserted appraisal rights to date. Exercises of appraisal rights may be made up to the time the vote is taken by Metrocall shareholders regarding the merger.

     Arch and Metrocall have scheduled special meetings of stockholders of each company for 10:00 a.m. on Monday, November 8, 2004 to vote on their proposed merger. The record date for both meetings is October 7, 2004. The special meeting of Metrocall shareholders will be held at Sheraton Suites, 801 North Saint Asaph Street, Alexandria, Virginia. The special meeting of Arch stockholders will be held at the offices of Wilmer Cutler Pickering Hale and Door, LLP, 60 State Street, Boston, Massachusetts.USA Mobility, Inc. (formerly Wizards-Patriots Holdings, Inc.), a recently-formed Delaware corporation that will become the parent holding company for each of Metrocall and Arch upon completion of the proposed merger, has filed an amended Registration Statement on Form S-4 with the SEC containing the form of a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC, including a supplement to the proxy statement that was delivered to Metrocall shareholders on or about October 22, 2004. Investors are urged to read the definitive joint proxy statement/prospectus, the supplement thereto and any other relevant will contain important information. Investors will be able to obtain these documents free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by Metrocall or Arch with respect to the proposed transaction may be obtained free of charge by contacting Metrocall Holdings, Inc., 6677 Richmond Highway, Alexandria, Virginia 22306, Attention: Brett Mankey (tel.: 703-660-6677, extension 6231) or Arch Wireless, Inc., Attention: Bob Lougee, Lougee Consulting Group, 7 Bridgeton Way, Hopkinton, MA 01748, (tel.: 508-435-6117).

     Investors should read the definitive joint proxy statement/ prospectus and the supplement thereto carefully before making any voting or investment decision.

     Metrocall and Arch and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Metrocall and Arch stockholders. The directors and executive officers of Metrocall include: Vincent D. Kelly, Royce Yudkoff, Eugene I. David, Nicholas J. Gallopo, David J. Leonard, Brian O’Reilly, Steven D. Scheiwe, George Z. Moratis and Stan Sech. The directors and executive officers of Arch include: William E. Redmond, Jr., Richard A. Rubin, Samme L. Thompson, James V. Continenza, Eric Gold, Carroll D. McHenry, Matthew Oristano and C. Edward Baker, Jr. Stockholders may obtain additional information regarding the interests of such participants by reading the definitive joint proxy statement/prospectus.

About Metrocall Holdings

     Metrocall Holdings, Inc., headquartered in Alexandria, Virginia, is a leading provider of paging products and other wireless services to the business, government and healthcare communities. In addition to its reliable, nationwide one-way networks, Metrocall’s two-way network has the largest high-powered terrestrial ReFLEX footprint in the United States with roaming partners in Canada, Mexico and the Caribbean. Metrocall Wireless is the preferred ReFLEX wireless data network provider for many of the largest telecommunication companies in the United States that source network services and resell under their own brand names. In addition to traditional numeric, one-way text and two-way paging, Metrocall also offers wireless e-mail solutions, as well as mobile voice and data services through AT&T Wireless and Nextel. Also, Metrocall offers Integrated Resource Management Systems with wireless connectivity solutions for medical, business, government and other campus environments. Metrocall focuses on the business-to-business marketplace and supports organizations of all sizes. For more information on Metrocall please visit our Web site and online store at www.metrocall.com or call 800-800-2337.

Safe Harbor Statement Under the Private Securities Litigation Reform Act

This press release may include “forward-looking statements,” within the meaning of the federal securities laws that involve uncertainties and risks. These include statements regarding events or developments that Metrocall Holdings expects or anticipates will occur in the future. A number of risks and uncertainties could cause actual results, events, and developments to differ from expectations. Please refer to Metrocall’s most recent annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of these and other important factors that could cause actual results to differ materially from those projected by these forward-looking statements.